Exhibit E-6

Eidos PLC – Director Shareholding

Eidos PLC

23 September 2002

DEALINGS BY DIRECTORS

(1)	NAME OF COMPANY

EIDOS PLC

(2)	NAME OF DIRECTOR

SIMON PROTHEROE

(3)	Please state whether notification indicates that it is in respect of holding of the shareholder named in 2 above or in respect of a non-beneficial interest or in the case of an individual holder if it is a holding of that person's spouse or children under the age of 18 or in respect of a non-beneficial interest.

(4)	Name of the registered holder(s) and, if more than one holder, the number of shares held by each of them. (If notified).

(5)	Please state whether notification relates to a person(s) connected with the Director named in 2 above and identify the connected person(s).

(6)	Please state the nature of the transaction. For PEP transactions please indicate whether general/single co PEP and if discretionary/non discretionary.

(7)	Number of shares/amount of stock acquired.

(8)	(N/A %) of issued Class.

(9)	Number of shares/amount of stock disposed.

(10)	(N/A %) of issued Class.

(11)	Class of security.

(12)	Price per share.

(13)	Date of transaction.

(14)	Date company informed.

(15)	Total holding following this notification.

(16)	Total percentage holding of issued class following this notification.

E6-1

IF A DIRECTOR HAS BEEN GRANTED OPTIONS BY THE COMPANY PLEASE
COMPLETE THE FOLLOWING BOXES.

(17)	Date of grant

20 SEPTEMBER 2002.

(18)	Period during which or date on which exercisable

20/9/05 THROUGH TO 19/9/09.

(19)	Total amount paid (if any) for grant of the option

NIL.

(20)	Description of shares or debentures involved: class, number

OPTION OVER 50,000 ORDINARY SHARES.

(21)	Exercise price (if fixed at time of grant) or indication that price is to be fixed at time of exercise

121 PENCE PER SHARE.

(22)	Total number of shares or debentures over which options held following this notification

341,048.

(23)	Any additional information.

(24)	Name of contact and telephone number for queries

MICHAEL ARNAOUTI – 020 8636-3431

(25)	Name and signature of authorised company official responsible for making this notification

Date of Notification 23 SEPTEMBER 2002

E6-2